Exhibit 10.7
EXECUTIVE EMPLOYMENT AGREEMENT
     This Executive Employment Agreement effective as of June 1, 2003 is between Authen Tec, Inc.. a Delaware corporation (the “Company”), and F. Scott Moody (“Employee”).
1.	Employment. The Company hereby employs Employee and Employee hereby accepts employment with the Company to assist in the development and to promote the operation of the business carried on by the Company subject to the following conditions:
(a)	Position. Employee will serve as President and Chief Executive Officer of the Company, in the discretion of the Board of Directors of the Company (the “Board”), reporting to the Board and will perform such duties and will exercise such responsibilities, commensurate with such positions, on behalf of the Company as from time to time will be reasonably assigned to him by the Board. During his service hereunder, Employee will at all times provide his full working time and best efforts to the performance of his obligations and duties hereunder; provided, however, that nothing herein contained will be deemed to prevent or limit the right of Employee to (i) invest his funds in the capital stock or other securities of any corporation except a competitor in the biometrics industry or (ii) serve on the boards of directors or advisory committees of charitable organizations, trade organizations or other companies which are not competitors in the biometrics industry and which are disclosed to the Board.

(b)	Base Compensation. During the term of his employment hereunder, Employee will be paid an annual base salary at the rate of Two Hundred and Thirty Thousand Dollars ($230,000.00) (“Base Compensation”), payable in equal bi-weekly installments in arrears; provided however, that beginning with the standard review cycle planned for 2004, the Board will review and, in its discretion, may increase Employee’s Base Compensation based on the Company’s performance and Employee’s contributions.

(c)	Bonus Plan; Annual Bonus. No later than January 1 of each calendar year during the term hereof, commencing with calendar year 2001, Employee will be responsible for creating and presenting to the Board (or its Compensation Committee if so authorized by the Board) a bonus plan for such calendar year (a “Bonus Plan”). If Employee has timely submitted such Bonus Plan in the relevant calendar year, and if by March 1 of the relevant calendar year, the Board has not approved such Bonus Plan, then the Board will approve and deliver to Employee no later than April 1 of such year a performance-based Bonus Plan created by the Board, which will be the Bonus Plan; provided that such Board-created Bonus Plan will in each case be created in good faith with the goal of maintaining and increasing stockholder value in the Company.

(d)	Other Benefits.

(i)	Insurance and other Benefits. Employee shall be entitled to participate in. and shall receive the maximum benefits available under the Company’s insurance programs (including health and life insurance), and any ERISA or other benefit plans, as the same may be adopted and/or amended from time to time, and shall receive all other fringe benefits that are provided by the Company to other senior executives; provided that the Company will provide a term life insurance policy covering Employee and providing for death benefits to Employee’s named beneficiaries in an aggregate amount of at least 3.5 times Employee’s Base Compensation.

(ii)	Vacation. Employee shall be entitled to an annual vacation of such duration as may be determined by the Board but not less than that generally established for other executives of the Company. Unused vacation shall be accrued pursuant to the Company’s policy.

(iii)	Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable travel, entertainment and other expenses incurred or paid by Employee in connection with or related to the performance of his duties or responsibilities under this Agreement (including reasonable home office equipment and telephone expenses directly related to Employee’s performance of his duties), provided that Employee submits to the Company substantiation of such expenses sufficient to satisfy the Company’s expense reimbursement policies and the record keeping guidelines promulgated from time to time by the Internal Revenue Service.

(iv)	Membership and Service Fees. The Company shall pay the professional legal and financial advisory fees and costs incurred by Employee up to $2,500 on an annual basis. The Company will also pay for Employee’s annual membership in an airline travel club, such as the Delta Crown Room.

(v)	Car Allowance. The Company shall pay a car allowance, the cost of which will be approved by the Board annually, but never to be less than $600 per month.
2.	Term of Employment; Termination.
(a)	Term. Subject to termination under Section 2(b), the term of Employee’s employment under this Agreement shall commence on the date hereof and terminate two (2) years from the date hereof; provided that this Agreement shall be automatically extended for successive one year terms upon the expiration of the initial or any renewal term unless terminated by the Company upon not less than nine (9) months prior written notice to the other party.

(b)	Termination; Post-Termination Matters.
(i)	Termination.
(A)	Termination by the Company for Employee’s Death or Disability. In the event Employee becomes permanently disabled during employment with the Company, the Company may terminate this Agreement by giving thirty (30) days notice to Employee of its intent to terminate, and unless Employee resumes performance of the duties set forth in Section 1(a) within five (5) days of the date of the notice and continues performance for the remainder of the notice period, this Agreement shall terminate at the end of the thirty (30) day period. “Permanently disabled” for the purposes of this Agreement means if Employee (I) is unable to work for 90 days within a one year period not including any period specifically excepted from this provision by the Board of Directors, or (II) has a permanent or long-term physical or mental impairment, disease, or loss, or combination thereof, that substantially precludes him/her from engaging in useful occupations within his/her competence, such as holding a job. For purposes hereof, “permanent” means that the condition is or appears likely to continue to affect Employee for the foreseeable future. In the event of any dispute under this Section 2(b)(i)(A), Employee shall submit to a physical examination by a licensed physician mutually satisfactory to the Company and Employee, the cost of such examination to be paid by the Company, and the determination of such physical shall be determinative.

(B)	Voluntary Termination By Employee. Employee will give the Company at least thirty (30) days prior written notice as to the date of any voluntary termination by Employee, specifying therein the date of termination; any failure of Employee to provide such timely notice will result in a forfeiture, for the year in which the termination occurs, of any bonus which Employee otherwise had accrued as at the date of his voluntary termination.

(C)	Termination By the Company For Cause. The Company may terminate Employee’s employment hereunder at any time for Cause. The Company will give Employee written notice of any termination for Cause, specifying therein in reasonable detail the basis for such termination for Cause and the date of such termination, but may give such written notice at any time.

(D)	Termination By the Company Without Cause. The Company may terminate Employee’s employment at any time Without Cause. Any such termination Without Cause will be within the sole discretion of the Company. Such discretion if exercised by the Company will be unlimited and will not be subject to any test of reasonableness by any court of law or by Employee.

(E)	Constructive Termination of Employee. Employee may terminate his employment upon written notice to the Company of one of the following events, specifying such event in detail (1) Employee’s compensation and benefits are materially reduced below those in effect immediately prior to the effective date of such notice other than as is proportional under a reasonable plan implemented affecting all other employees, (2) Employee’s title and/or role are changed to a title/role outside the executive titles of Chairman, CEO, COO, or President, or (3) Employee’s removal as or failure to be elected or re-elected to the Board of Directors, and the Company shall have not reversed in full such event within fourteen days of such notice (a “Constructive Termination Event”), unless prior to such time Employee has otherwise agreed in writing or such Constructive Termination Event relates to a Change of Control of the Company.
(ii)	Severance.
(A)	If Employee’s employment is terminated pursuant to Sections 2(b)(i)(B) or (C), the Company shall pay Employee only his Base Compensation through his actual day of termination, and the Company shall have no further liability or obligation to Employee, his executors, heirs, assigns or other persons claiming under or through his estate.

(B)	If the Company terminates Employee’s employment pursuant to Section 2(b)(i)(A)(I) or (II), the Company shall pay Employee an amount equal to three (3) months (not including accrued vacation) of Employee’s Base Compensation, payable in accordance with the Company’s payroll practices, and, in the case of disability, continue to provide Employee with the additional insurance benefits described herein for such three month period.

(C)	If the Company terminates Employee’s employment Without Cause pursuant to Section 2(b)(i)(D) or Employee terminates, his employment pursuant to Section 2(b)(i)(E), the Company shall provide Employee with the following:

(I)	An amount equal to nine (9) months (not including accrued vacation) of Employee’s Base Compensation, payable in accordance with the Company’s payroll practices and a continuation of the additional insurance benefits described herein for such nine month period;

(II)	A pro-rata payment of the amount the Employee’s would receive as a bonus payable under the Bonus Plan, then in effect, payable when determined in accordance with the terms of the Bonus Plan and without regard to any continuous employment requirement in the Bonus Plan; and

(III)	The assignment, at Employee’s option, of insurance policies insuring Employee, provided that, notwithstanding paragraph (I) above, Employee shall thereafter be responsible for any premium payments and transfer of any vested funds or other benefits under any of the Company’s ERISA or other benefit plans.
(iii)	Definitions. As used in this Agreement.
(A)	A “Voluntary termination” of employment by Employee, means any termination at the will of Employee, other than by reason of a Constructive Termination Event.

(B)	“Cause” means: (i) Employee’s refusal to render services to the Company in accordance with his material obligations under this Agreement or other lawful and commercially reasonable directions of the Board, after receipt of written notice from the Board as to Employee’s refusal and such refusal continues for a period of seven (7) days; (ii) the commission by Employee of an act of fraud or embezzlement against the Company; (iii) Employee’s conviction of a felony; (iv) intentional material damage to the tangible or intangible property of the Company by Employee; or (v) drug or alcohol abuse impacting Employee’s ability to perform his duties in a manner determined by the Board or otherwise adversely affecting the Company. In the case of termination for Cause, Employee will be provided with a written statement detailing the reasons for termination for Cause by the Board.

(C)	A termination “Without Cause” means a termination at the will of the Company other than for (i) “Cause” as defined in Section 2(b)(iii)(B) hereof or, (ii) “disability” as determined in Section 2(b)(i)(A).

(D)	“Change of Control” means (i) a merger or consolidation in which the Company is not the surviving corporation, (ii) a merger in which the company is the surviving corporaiton but after which the stockholders of the Company immediately prior to the merger (other than any stockholder which merges, or which owns or controls another corporaiton which merges, with the Company in such merger) ceases to own their shares or other equity interest in the Company, or (iii) the sale of substantially all of the assets of the Company.
(c)	Post-Termination Matters.
(i)	Return of Materials. Upon any termination of Employee’s employment, Employee will promptly return to the Company all personal property of the Company and all copies and originals of documents and other tangible impressions, in any medium, containing confidential or proprietary information of the Company.

(ii)	Expenses. The Company will pay to Employee all expenses permitted to be reimbursed hereunder within ten (10) days after appropriate documentation has been submitted by Employee.

(iii)	Noncompete; Nonsolicitation. During the term hereof and for the period specifically indicated in subsections (A), (B), (C) and (D) below, following termination of Employee’s employment for any reason, Employee will not, directly or indirectly, on behalf of himself or on behalf of anyone else:
(A)	for a period of twelve (12) months, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly-held company), engage in any business activity that directly competes with the kind or type of products or services of developed or being developed, produced, marketed, distributed, planned, furnished or sold by the Company while Employee was employed by the Company;

(B)	for a period of twelve (12) months, call upon any of the customers of the Company who are such at the time of Employee’s termination of employment hereunder, for the purpose of soliciting or providing any product or service the same as that provided by the Company or for the purpose of providing customers to any person or entity conducting a business in direct competition with the business of the Company, as conducted at the date of Employee’s termination (a “Competitive Business”);

(C)	for a period of twenty-four (24) months, communicate with any of the other employees, consultants or representatives of the Company for the purpose of inducing such employees, consultants or representatives to discontinue their relationship with the Company or to establish a relationship with Employee or any Competitive Business; and

(D)	for a period of twelve (12) months, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, clients, licenses, strategic partners or patrons of the Company who are such at the time of the Employee’s termination of employment with the Company.
(iv)	Reasonableness of Covenants. Employee covenants and agrees with the Company mat, if Employee violates any of his covenants or agreements under Section 2(c)(iii), the Company will be entitled, subject to any limitations of Florida law, to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that Employee has directly realized or may directly realize as a result of, growing out of or in connection with any such violation; such remedy will be in addition to and not in limitation of any injunctive relief or other rights or remedies that the Company is or may be entitled at law or in equity or under this Agreement. In the event that, notwithstanding the foregoing, any part of the covenants set forth in Section 2(c)(iii) are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts thereof will nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section 2(c)(iii) is held by a court of competent jurisdiction to exceed the restrictions which such court deems reasonable and enforceable, such restrictions will be deemed to become and thereafter be the maximum restrictions that such court deems reasonable and enforceable.
3.	Life Insurance. The Company may, at its election and expense, obtain and maintain a term life insurance policy on the life of Employee, with the Company named as beneficiary of such policy.
4.	Proprietary Information and Inventions. Employee will execute and deliver such customary confidentiality and invention assignment agreements during the term hereof as the Company requests of its employees. Employee represents and warrants to the Company that Employee is not bringing with him, and covenants with the Company that he will not use in the course of his employment with Company, any proprietary rights or intellectual property rights to which he does not lawfully posses.
5.	Board of Directors. For so long as Employee is serving as an employee of the Company hereunder in the role of Chief Executive Officer. Chief Operating Officer or President, the Company will use its best efforts to have the Employee’s name placed in nomination for election as a Director of the Company reasonably prior to the date of any election of Directors of the Company, of which date the Company will give Employee reasonable advance notice.
6.	Miscellaneous.
(a)	Governing Law. This Agreement will be subject to and governed by the laws of the State of Florida, without regard to its conflict of laws provisions.

(b)	No Waiver; Amendment. Failure to insist upon strict compliance with any provision hereof will not be deemed a waiver of such provision of any other provision hereof. This Agreement may not be modified except by a written agreement executed by the parties hereto.

(c)	Severability; Context. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof will not affect the validity or enforceability of the other provisions hereof. Whenever required by the context, the singular number will include the plural and the masculine or neuter gender will include all genders.

(d)	Survival and Priority. Provisions herein which by their terms so provide will survive any termination of this Agreement or of termination of Employee’s employment by the Company. Each of the parties hereto acknowledge and agrees that this Agreement supersedes any existing agreements and any agreements entered into after the date hereof (unless specifically stating otherwise therein) to which the Company and Employee are parties or subject to relating to the subject matter contained herein.

(e)	Equitable Relief; Arbitration.
(i)	In the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company will, in addition to any other rights and remedies available to it, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any present violation or future violation of this Agreement.

(ii)	The parties agree that any controversy, claim or dispute arising out of or relation to this agreement, or the breach thereof, except as discussed herein or arising out of or relating to the employment of the executive, or the termination thereof, including any statutory or common law claims under federal, state or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration in Melbourne, Florida, in accordance with the employment dispute resolution rules of the American Arbitration Association. The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company to which Employee has or will be given access, and the likelihood of significant harm that the Company would suffer in the event that such information was disclosed to third parties, nothing in this Section 2(iii) shall preclude the Company from going to court to seek injunctive relief to prevent Employee from violating the obligations established in Section 2(iii) of this Agreement. Each party shall bear its own costs in any such arbitration, but the Company shall bear the direct and indirect expenses of the arbitrator.
(f)	No Assignment; Binding Nature. Employee may not assign his rights or obligations hereunder and any attempted assignment will be null and void. This Agreement will be binding upon and more to the benefit of the successors and assigns of the Company and upon the heirs, administrators and executors of Employee.

(g)	Notices. Unless otherwise herein provided, notice required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery; (ii) the date of delivery by facsimile; or (iii) the next business day after deposit with a nationally-recognized courier or overnight service, including FedEx or Express Mail, for United States deliveries or three (3) business days after such deposit for deliveries outside of the United States. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature page of this Agreement, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. All notices for delivery outside the United States will be sent by facsimile, or by nationally recognized courier or overnight service, including Express Mail. Notices to the Company by Employee will be marked to the Chairman of the Board.

(h)	Counterparts. This Agreement may be executed in counterparts, each of which will be an original and both of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first written above.

THE COMPANY		EMPLOYEE:

AuthenTec, Inc.

By:	/s/ Ben Yu	/s/ F. Scott Moody

	Name: Ben Yu	F. Scott Moody
	Title: Director	Address:	246, Lansing Island Dr.
IHB, FL 32937